EXHIBIT 99.4

Business

OVERVIEW

We are a publicly traded Delaware limited partnership engaged principally in the business of operating a system of refined product pipelines and distribution terminals primarily in West Texas, New Mexico, Utah and Arizona. We generate revenues by charging tariffs for transporting refined products through our pipelines and by charging fees for terminalling refined products and other hydrocarbons in, and storing and providing other services at, our terminals. We do not take ownership of products that we transport or terminal and therefore we are not directly exposed to changes in commodity prices. We serve refineries owned and operated by Holly Corporation in New Mexico and Utah under a 15-year pipelines and terminals agreement expiring July 2019. Our assets include:

➢	Refined Product Pipelines:

➢	approximately 780 miles of refined product pipelines, including 340 miles of leased pipelines, that transport gasoline, diesel, and jet fuel from Holly Corporation’s Navajo Refinery in New Mexico to its customers in the metropolitan and rural areas of Texas, New Mexico, Arizona, Colorado, Utah and northern Mexico; and

➢	a 70% interest in Rio Grande Pipeline Company, a joint venture that owns a 249-mile refined product pipeline that transports liquid petroleum gases, or LPGs, from West Texas to the Texas/ Mexico border near El Paso for further transport into northern Mexico for shippers other than Holly Corporation.

➢	Refined Product Terminals:

➢	five refined product terminals (one of which is 50% owned), located in El Paso, Texas; Moriarty, Bloomfield and Albuquerque, New Mexico; and Tucson, Arizona, with an aggregate capacity of approximately 1.1 million barrels, that are integrated with our refined product pipeline system;

➢	three refined product terminals (two of which are 50% owned), located in Burley and Boise, Idaho and Spokane, Washington, with an aggregate capacity of approximately 514,000 barrels, that serve third-party common carrier pipelines;

➢	one refined product terminal near Mountain Home, Idaho, with a capacity of 120,000 barrels, that serves a nearby United States Air Force Base; and

➢	two refined product truck loading racks, one located within Holly Corporation’s Navajo Refinery that is permitted to load over 40,000 bpd of light refined products, and one located within Holly Corporation’s Woods Cross Refinery near Salt Lake City, Utah, that is permitted to load over 25,000 bpd of light refined products.

In addition, we have an option to purchase two intermediate product pipelines from Holly Corporation. These pipelines transport crude oil and feedstocks from Holly Corporation’s Lovington facility to its Artesia facility. These pipelines are each 65 miles long and have a current aggregate throughput capacity of 84,000 bpd.

For the year ended December 31, 2003, pro forma for our initial public offering, we had revenues of approximately $52.7 million and earnings before interest, taxes, depreciation and amortization, or EBITDA, of approximately $29.8 million. For the nine months ended September 30, 2004, on a pro forma basis, we had revenues of $43.9 million and EBITDA of approximately $26.0 million. Please read “Summary historical financial and operating data and pro forma financial data” for an explanation of the term EBITDA and a reconciliation of EBITDA to net income, our most directly comparable financial measure, calculated and presented in accordance with GAAP.

PENDING ALON TRANSACTION

On January 25, 2005, we entered into a contribution agreement with Alon that provides for our acquisition, subject to the terms and conditions of the agreement, of four refined products pipelines, an associated tank farm and two refined products terminals located primarily in Texas. These pipelines and terminals transport approximately 70% of the light refined products for Alon’s 65,000 bpd capacity refinery in Big Spring, Texas. The total consideration for these pipeline and terminal assets is $120 million in cash and 937,500 of our Class B subordinated units. We intend to fund the $120 million cash portion of the consideration with the proceeds of this offering. In connection with the transaction, we will enter into a 15-year pipelines and terminals agreement with Alon. Please read “The pending Alon transaction.”

OUR RELATIONSHIP WITH HOLLY CORPORATION

The majority of our business currently is devoted to providing transportation and terminalling services to Holly Corporation, an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. For the nine months ended September 30, 2004, Holly Corporation accounted for approximately $27.8 million, or 63.4%, of our pro forma revenues. We expect to continue to derive a majority of our revenues from Holly Corporation for the foreseeable future.

Holly Corporation owns and operates the Navajo Refinery, the largest refinery in New Mexico, consisting of refining facilities that are located 65 miles apart in Artesia and Lovington and operated in conjunction with each other. The Navajo Refinery, which has operated continuously since its acquisition by Holly Corporation in 1969, is one of the most efficient and technologically advanced refineries in the geographic area it serves, with a Nelson Complexity Index rating of 10.0. In December 2003, the Navajo Refinery completed an $85.0 million expansion project at the Artesia facility that increased its crude oil processing capacity from 60,000 bpd to 75,000 bpd and allowed the refinery to meet or exceed the federally mandated clean air requirements for gasoline. The majority of our operations are located within Holly Corporation’s New Mexico refining market area. Holly Corporation relies on us to provide almost all of the light refined product transportation and terminalling services it requires to support its New Mexico refining operations. For the year ended December 31, 2003 and the nine months ended September 30, 2004, we transported and terminalled approximately 98% of the light refined products produced by the Navajo Refinery.

Holly Corporation also operates a crude oil refinery in Woods Cross, Utah, near Salt Lake City, primarily serving markets in Utah and Idaho. The Woods Cross Refinery has a current crude oil processing capacity of 25,000 bpd and, for the period from June 1, 2003 (the date of its acquisition by Holly Corporation) to September 30, 2004, it processed approximately 23,200 bpd of crude oil, utilizing approximately 93% of the refinery’s capacity. For the nine months ended September 30, 2004, we terminalled 100% of the light refined products produced by the Woods Cross Refinery.

Holly Corporation also operates a refinery in Great Falls, Montana, primarily serving markets in Montana, with a current crude oil processing capacity of 8,000 bpd. We have no operations relating to the Montana Refinery.

Holly Corporation currently markets the light refined products it produces in Texas, New Mexico, Arizona, Montana, Utah, Colorado, Idaho, Washington, and northern Mexico. For more information on Holly Corporation’s marketing activities, please read “— Holly Corporation’s refining operations — Marketing.”

Holly Corporation has a significant interest in our partnership through its indirect ownership of a 49% limited partner interest and a 2% general partner interest. Holly Corporation’s common stock trades on the New York Stock Exchange under the symbol “HOC.” For the year ended December 31, 2003 and the nine months ended September 30, 2004, Holly Corporation had revenues of $1.4 billion and $1.6 billion, respectively, and net income of $46.1 million and $76.5 million, respectively. Holly Corporation is subject to the information requirements of the Securities Exchange Act of 1934.

Pipelines and terminals agreement

On July 13, 2004, in connection with our initial public offering, we entered into a 15-year pipelines and terminals agreement with Holly Corporation. Under this agreement, Holly Corporation agreed to transport on our refined product pipelines and throughput in our terminals a volume of refined products that will result in minimum revenues of $35.4 million in the first year. This minimum revenue commitment will increase each year at a rate equal to the percentage change in the producer price index, but will not decrease as a result of a decrease in the producer price index. Holly Corporation pays the published tariff rates on the pipelines and contractually agreed upon fees at the terminals. The tariffs will adjust annually at a rate equal to the change in the producer price index. The terminal fees will adjust annually based upon an index comprised of comparable fees posted by third parties. Holly Corporation’s minimum revenue commitment applies only to our assets as of July 13, 2004 and may not be spread among assets we subsequently acquire. If Holly Corporation fails to meet its minimum revenue commitment in any quarter, it is required to pay us in cash the amount of any shortfall by the last day of the month following the end of the quarter. A shortfall payment may be applied as a credit in the following four quarters after Holly Corporation’s minimum obligations are met.

At Holly Corporation’s request, we are required to use our best efforts to transport by pipeline each month during the term of the agreement up to 40,000 bpd from Artesia, New Mexico to El Paso, Texas, and up to 40,000 bpd from Artesia to Moriarty/ Bloomfield, New Mexico, subject to our common carrier duty to pro-ration capacity, where applicable. We also agreed to provide terminalling services for all of Holly Corporation’s barrels shipped on those pipelines to those destinations.

Holly Corporation’s obligations under the pipelines and terminals agreement may be proportionately reduced or suspended if Holly Corporation (1) shuts down or reconfigures one of its refineries (other than for planned maintenance turnarounds) and (2) reasonably believes in good faith that such event will jeopardize its ability to satisfy its minimum revenue obligations. Holly Corporation is required to give at least twelve months’ advance notice of any long-term shut-down or material reconfiguration. Holly Corporation will propose new minimum obligations that proportionally reduce the affected obligations. If we do not agree with this reduction, any change in Holly Corporation’s obligations will be determined by binding arbitration.

Furthermore, if new laws or regulations that affect terminals or pipelines generally are enacted that require us to make substantial and unanticipated capital expenditures at the pipelines or terminals, we have the right to impose a monthly surcharge on Holly Corporation for the use of the terminals or to file for an increased tariff rate for use of the pipelines to cover Holly Corporation’s pro rata portion of the cost of complying with these laws or regulations, after we have made efforts to mitigate their effect. We and Holly Corporation will negotiate in good faith to agree on the level of the monthly surcharge or increased tariff rate.

Holly Corporation’s obligations under the pipelines and terminals agreement may be temporarily suspended during the occurrence of an event that is outside the control of the parties that renders performance impossible with respect to an asset for at least 30 days. An event with a duration of longer than one year would allow us or Holly Corporation to terminate the contract.

Holly Corporation has business interruption insurance for the benefit of its refinery assets. Payments Holly Corporation is required to make pursuant to its minimum revenue commitment would be recoverable under this policy in the event of an insurable loss. In addition, we maintain our own business interruption insurance for the benefit of our pipelines and terminals.

Holly Corporation has agreed not to challenge, or to cause others to challenge or assist others in challenging, our tariff rates for the term of the pipelines and terminals agreement. This agreement does not prevent other current or future shippers from challenging our tariff rates. At the end of the agreement, Holly Corporation will be free to challenge, or to cause others to challenge or assist others in challenging, our tariff rates.

During the term of the agreement, we have agreed not to reverse the direction of any of our pipelines or to connect any other pipelines to our pipelines or terminals without the consent of Holly Corporation.

Holly Corporation’s obligations under the pipelines and terminals agreement will not terminate if Holly Corporation and its affiliates no longer own our general partner. The agreement may be assigned by Holly Corporation only with the consent of our conflicts committee.

Upon termination of the agreement, Holly Corporation will have a limited right of first refusal giving it the right to enter into a new pipelines and terminals agreement with us pursuant to which Holly Corporation will agree to match any commercial terms offered to us by a third-party.

To the extent Holly Corporation does not extend or renew the pipelines and terminals agreement, our financial condition and results of operations may be adversely affected. The majority of our assets were constructed or purchased to service Holly Corporation’s refining and marketing supply chain and are well-situated to suit Holly Corporation’s needs. As a result, we would expect that even if the agreement is not renewed, Holly Corporation would continue to use our pipelines and terminals. However, we cannot assure you that Holly Corporation will continue to use our facilities or that we will be able to generate additional revenues from third parties.

From time to time Holly Corporation considers changes to its refineries. Those changes may involve new facilities, reduction in certain operations or modifications of facilities or operations. Changes may be considered to meet market demands, to satisfy regulatory requirements or environmental and safety objectives, to improve operational efficiency or for other reasons. Holly Corporation has advised us that although it continually considers the types of matters referred to above, it currently does not intend to close or dispose of the refineries currently served by our pipelines and terminals or to cause any changes that would have a material adverse effect on us. Holly Corporation is, however, actively managing its assets and operations, and, therefore, changes of some nature, possibly material to us, are likely to occur at some point in the future.

BUSINESS STRATEGIES

Our primary business objective is to increase distributable cash flow per unit by executing the following strategies:

Generate stable cash flows. We generate revenues from customers who pay us fees primarily based on the volume of refined products shipped in our pipelines or stored in or distributed from our terminals. We have no direct commodity price risk because we do not own any of the products transported on our pipelines or distributed from our terminals. In order to ensure stable cash flows, at the time of our initial public offering, we entered into a 15-year pipelines and terminals agreement pursuant to which Holly Corporation agreed to pay us a guaranteed minimum amount of revenues. In connection with the pending Alon transaction, we will enter into a 15-year pipelines and terminals agreement with Alon that provides for guaranteed minimum volumes to be transported or stored on the pipelines and terminals to be acquired from Alon. We believe that the fee-based nature of our business and the long-term nature of our contracts will provide us with stable cash flows.

Increase our pipeline and terminal throughput. We have available capacity in many of our pipelines and terminals that can allow us to increase throughput without significant capital expenditures. In 2003, we averaged 50.9% capacity utilization on our three main refined products pipelines. The recent 15,000 bpd expansion of Holly Corporation’s Navajo Refinery and growth in demand for light refined products in the markets we serve have resulted in increased utilization of our pipelines and terminals. For example, for the nine months ended September 30, 2004, we averaged 59.8% capacity utilization on our three main refined product pipelines. As a result of our strategic position within Holly Corporation’s supply chain, substantially all of the new barrels produced as a result of the 2003 Navajo Refinery expansion are being transported on our pipelines. In addition, Holly Corporation is currently evaluating further expansion of the Navajo Refinery up to a capacity of 85,000 bpd, substantially all of which we believe would be shipped on our pipelines.

Undertake economic construction and expansion opportunities. We continually evaluate opportunities to expand our asset base. Since 1996, our management team has constructed or leased approximately 500 miles of additional pipelines and has constructed or expanded terminals providing approximately 482,000 barrels of additional storage capacity. These assets have provided shippers with access to new markets in northern Mexico, northern New Mexico, southern Colorado and southern Utah. We will continue to consider extending our existing refined product pipelines or constructing new refined product pipelines and terminals to meet rising demand in high growth areas in the southwestern United States, northern Mexico and the Rocky Mountain region in the United States.

Pursue strategic and accretive acquisitions that complement our existing asset base. We plan to pursue acquisitions from third parties of energy transportation and distribution assets that are complementary to those we currently own. At any time we may be in various stages of discussions or negotiations regarding possible acquisitions. We will pursue these acquisitions independently as well as jointly with Holly Corporation. For example, in 2003, we acquired terminals in Burley and Boise, Idaho, and Spokane, Washington, providing over 514,000 barrels of additional storage capacity and an additional 45% interest in Rio Grande Pipeline Company. In 2004, we acquired the remaining 50% interest in the Albuquerque, New Mexico terminal. Upon completion of the pending Alon transaction, we will own an additional 515 miles of pipeline, an associated tank farm and two terminals with 347,000 barrels of additional storage capacity. Future acquisition targets may include assets to be directly integrated into our existing refined product distribution chain, such as pipelines, terminals and qualified processing assets, or acquisitions of assets in related businesses in which we are not currently active. In addition, we currently have an option to purchase two intermediate product pipelines from Holly Corporation pursuant to our omnibus agreement with Holly Corporation and may have the opportunity to acquire other pipeline or terminal assets associated with Holly Corporation’s refineries in the future. Please read “Certain relationships and related party transactions— Omnibus Agreement” for a description of the omnibus agreement.

COMPETITIVE STRENGTHS

We believe we are well-positioned to execute our business strategies successfully using the following competitive strengths:

We operate a substantial part of our business under long-term contracts. We conduct a significant portion of our operations pursuant to long-term contracts, which we believe will enhance the stability and predictability of our revenues and cash flows. Revenues from contracts extending beyond one year constituted approximately 94.4% of our revenues for the nine months ended September 30, 2004. In addition, where we operate under contracts with terms of less than one year, we believe our long-standing customer relationships will lead to repeat business and the renewal of short-term contracts.

Our assets are efficient and well maintained. We continually invest in the maintenance and integrity of our assets, including state-of-the-art internal mechanical integrity inspection and repair programs to comply with federal regulations. Since 1998, we have inspected and repaired approximately 98% of the total miles of our existing pipelines using internal inspection devices known as “smart pigs” that have instruments capable of detecting cracks, line erosion and other structural deficiencies. The operating pressures of these lines have been validated with recent hydrotesting. All of our existing pipeline and terminal assets are operated via satellite communications systems from our control center in Artesia, New Mexico. The control center operates with state-of-the-art computer systems designed to continuously monitor real time operational data, including product quantities, flow rates and pressures.

Substantially all of our assets serve markets with above average population growth. Our pipelines and terminals serve our customers’ marketing operations in the Southwest and Rocky Mountain regions of the United States as well as northern Mexico. In many of our customers’ core markets, demand for light refined products exceeds local production, due in part to above average population growth. We expect that the population growth in the states of Texas, New Mexico, Colorado and Arizona will result in increased demand for light refined products shipped on our pipelines.

We have a strategic relationship with Holly Corporation. Substantially all of our existing refined product pipelines are directly linked to Holly Corporation’s refineries and provide Holly Corporation with the safest and most cost-effective means to distribute light refined products to its major markets. For the year ended December 31, 2003 and the nine months ended September 30, 2004, Holly Corporation transported through our refined product pipelines or truck loading racks approximately 98% of the light refined products from its Navajo Refinery and 100% from its Woods Cross Refinery. Holly Corporation has agreed to continue using our assets to transport, terminal and store light refined products pursuant to its pipelines and terminals agreement. Furthermore, Holly Corporation has a significant economic interest to see that our pipeline and terminal assets are managed in the best interests of unitholders because it and its affiliates own the 2% general partner interest in us and a 49% limited partner interest in us (before we issue the Class B subordinated units to Alon) and the incentive distribution rights.

We are contractually and strategically positioned to benefit from growth initiatives by Holly Corporation. In the past two years, we benefited from Holly Corporation’s acquisition of a group of terminals in the Northwest and a 15,000 bpd expansion of its Navajo Refinery. In the event that Holly Corporation further expands its Navajo or Woods Cross refineries, we believe that the additional production may also be transported, stored and distributed through our existing pipelines and terminals. Under the omnibus agreement, Holly Corporation will be required to grant us an opportunity to acquire certain types of transportation and distribution assets that are part of certain acquisitions it makes.

We have the financial flexibility to pursue expansion and acquisition opportunities. We have a $100.0 million revolving credit agreement, all of which will be available for borrowing upon completion of the pending Alon transaction and the use of proceeds from this offering. In addition, we believe that we have debt capacity beyond that available under our revolving credit agreement. In combination with our ability to issue new partnership units, we have significant resources to finance expansion projects and acquisitions.

We have an experienced management team. We benefit from the experience and long-standing industry relationships of our senior management team. Our senior management has operated Holly

Corporation’s pipeline and terminals business for over 15 years and has an average of over 20 years of experience in the energy industry.

CONSTRUCTION AND ACQUISITION HISTORY

We have developed our business through pipeline construction, leases and various acquisitions including the following:

➢	in 1996, we entered into a long-term lease for 155 miles of 8-inch pipeline from White Lakes, New Mexico to Moriarty, New Mexico;

➢	in 1996, we entered into a long-term lease for 191 miles of 8-inch pipeline from Moriarty, New Mexico to Bloomfield, New Mexico;

➢	in 1997, we constructed 98 miles of 12-inch pipeline from Orla, Texas to El Paso, Texas;

➢	in 1997, we acquired a 25% interest in Rio Grande Pipeline Company;

➢	in 1998, we constructed 60 miles of 12-inch pipeline from Artesia, New Mexico to White Lakes, New Mexico;

➢	in 1998, we constructed the Moriarty Terminal;

➢	in 1998, we constructed the Bloomfield Terminal;

➢	in 2002, we expanded the El Paso Terminal by 100,000 barrels;

➢	in 2003, we acquired an additional 45% interest in Rio Grande Pipeline Company;

➢	in 2003, we acquired the Boise and Burley, Idaho, and Spokane, Washington terminals and the truck rack located in the Woods Cross Refinery;

➢	in 2004, we acquired the remaining 50% interest in the Albuquerque, New Mexico terminal; and

➢	in January 2005, we entered into an agreement to acquire the Alon assets.

EXISTING PIPELINES

Overview

Our refined product pipelines transport light refined products from Holly Corporation’s Navajo Refinery, as well as from Alon, to customers in the metropolitan and rural areas of Texas, New Mexico, Arizona, Colorado, Utah and northern Mexico. The refined products transported in these pipelines include conventional gasolines, federal, state and local specification reformulated gasoline, low-octane gasoline for oxygenate blending, distillates that include high- and low-sulfur diesel and jet fuel and LPGs (such as propane, butane and isobutane).

Our refined product pipelines were originally constructed between 1981 and 1999, except for the Artesia to El Paso pipeline, which was originally constructed in 1959. Our pipelines are regularly inspected and well maintained, and we believe they are in good repair. Generally, other than as provided in the pipelines and terminals agreement, all of our pipelines are unrestricted as to the direction in which product flows and the type of refined products that we can transport on them. The FERC regulates the transportation tariffs for interstate shipments on our refined product pipelines and state regulatory agencies regulate the transportation tariffs for intrastate shipments on our pipelines.

The following table details the average aggregate daily number of barrels of refined products transported on our refined product pipelines in each of the periods set forth below for Holly Corporation and for third parties. We acquired the lease on the White Lakes Junction, New Mexico to

Moriarty, New Mexico and the Moriarty, New Mexico to Bloomfield, New Mexico refined product pipeline segments in 1996 and began transporting refined products on these segments in November 1999. In the case of these pipeline segments, the throughput set forth below for 1999 reflects the average daily throughput from the date of the acquisition through the end of the year.

						Nine months
	Year ended December 31,					ended
						September 30,
	1999	2000	2001	2002	2003	2004

Refined products transported for (bpd):
Holly Corporation	51,365	55,825	47,364	55,288	51,456	64,186
Third parties(1)	8,630	11,023	12,888	13,553	14,238	12,959

Total (bpd)	59,995	66,848	60,252	68,841	65,694	77,145

Total (mbbls)	21,898	24,400	21,992	25,127	23,978	21,138

(1)	Excludes Rio Grande Pipeline.

The following table sets forth certain operating data for each of our refined product pipelines. Except as shown below, we own 100% of our refined product pipelines. Throughput is the total average number of barrels per day transported on a pipeline, but does not aggregate barrels moved between different points on the same pipeline. Revenues reflect tariff revenues generated by barrels shipped from an origin to a delivery point on a pipeline. Revenues also include payments made by Alon under capacity lease agreements on our Orla, Texas to El Paso, Texas pipeline. Under these agreements, we provide space on our pipeline for the shipment of up to 20,000 barrels of refined product per day. Alon pays us whether or not it actually ships the full volumes of refined products it is entitled to ship. To the extent Alon does not use its capacity, we are entitled to use it. We calculate the capacity of our pipelines based on the throughput capacity for barrels of gasoline equivalent that may be transported in the existing configuration; in some cases, this includes the use of drag reducing agents.

							Nine months ended September 30, 2004

									Holly
		Approximate							Corporation
	Diameter	length	Tariff(1)		Capacity		Capacity	Throughput	throughput
Origin and destination	(inches)	(miles)	($/bbl)		(bpd)		utilization	(bpd)	(bpd)

Refined Product Pipelines:
Artesia, NM to El Paso, TX	6	156	$1.05	(1)	24,000		53%	12,700	12,700
Artesia, NM to Orla, TX to El Paso, TX	8/12/8	215	1.05	(1)	60,000	(2)	73%	43,900	30,900
Artesia, NM to Moriarty, NM(3)	12/8	215	1.35	(1)	45,000	(5)	46%	20,600	20,600
Moriarty, NM to Bloomfield, NM(3)	8	191	2.25	(1)(4)		(5)	(5)	(5)	(5)
Rio Grande Pipeline Company:
Rio Grande Pipeline(6)	8	249	1.37		24,000		67%	16,100	—

(1)	Represents the initial tariff rate under the pipelines and terminals agreement with Holly Corporation. Certain of these tariff rates are reduced in the event certain throughput levels are achieved.

(2)	Includes 20,000 bpd of capacity on the Orla to El Paso segment of this pipeline that is leased to Alon.

(3)	The White Lakes Junction to Moriarty segment of our Artesia to Moriarty pipeline and our Moriarty to Bloomfield pipeline is leased from Mid-America Pipeline Company, LLC under a long-term lease agreement.

(4)	Represents the tariff from Artesia to Bloomfield.

(5)	Capacity, utilization, throughput and revenues for this pipeline are reflected in the information for the Artesia to Moriarty pipeline.

(6)	We have a 70% joint venture interest in the entity that owns this pipeline. Capacity, throughput and revenues reflect a 100% interest. Control of Rio Grande Pipeline Company was acquired on June 30, 2003.

For the year ended December 31, 2003 and the nine months ended September 30, 2004, Holly Corporation accounted for an aggregate of 78.3% and 83.2%, respectively, of the refined product volumes transported on our refined product pipelines (excluding the Rio Grande Pipeline). For the same periods, these pipelines transported approximately 98% of the light refined products transported by pipeline from the Navajo Refinery and 100% from the Woods Cross Refinery.

The following map shows our light refined product pipelines and the intermediate refined product pipelines owned by Holly Corporation, which we have an option to purchase:

Refined product pipelines

Artesia, New Mexico to El Paso, Texas. The Artesia to El Paso refined product pipeline was constructed in 1959 and consists of 156 miles of 6-inch pipeline. This pipeline is used for the shipment of refined products produced at Holly Corporation’s Navajo Refinery to our El Paso terminal, where we deliver to common carrier pipelines for local transportation to Arizona, northern New Mexico and northern Mexico and to the terminal’s truck rack for local delivery by tanker truck. Holly Corporation is the only shipper on this pipeline. The refined products shipped on this pipeline represented approximately 17.2% of the total light refined products produced at Holly Corporation’s Navajo Refinery during 2003 and 18.0% of the total light refined products for the nine months ended September 30, 2004. Refined products produced at Holly Corporation’s Navajo Refinery destined for El Paso are transported on either this pipeline or our Artesia to Orla to El Paso pipeline.

Artesia, New Mexico to Orla, Texas to El Paso, Texas. The Artesia to Orla to El Paso refined product pipeline is a common carrier pipeline regulated by the FERC and consists of three segments:

➢	an 8-inch, 81-mile segment from the Navajo Refinery to Orla, Texas, constructed in 1981;

➢	a 12-inch, 98-mile segment from Orla to outside El Paso, Texas, constructed in 1996; and

➢	an 8-inch, 35-mile segment from outside El Paso to our El Paso terminal, constructed in the mid 1950s.

There are two shippers on this pipeline, Holly Corporation and Alon. In 2003 and the nine months ended September 30, 2004, this pipeline transported approximately 47.4% and 43.8%, respectively of the light refined products produced at Holly Corporation’s Artesia facility to our El Paso terminal. During 2003 and the nine months ended September 30, 2004, approximately 31,000 bpd and 37,000 bpd, respectively, of the product we transported for Holly Corporation was delivered to third-party pipelines from our El Paso terminal for further transportation to Arizona, northern New Mexico and northern Mexico; the balance of the product is distributed through the terminal’s truck rack for further delivery by tanker truck.

At Orla, the pipeline receives volumes of gasoline and diesel from Alon’s 65,000 bpd Big Spring, Texas refinery through a tie-in to an Alon pipeline system, which pipeline system will be contributed to us upon consummation of the Alon transaction. Alon has reserved an aggregate of 20,000 bpd of capacity on the segment of our pipeline from Orla to El Paso under three separate long-term capacity lease agreements, the earliest of which expires in August 2008. Each of these lease agreements provides for five-year extension options at Alon’s option. Under these agreements, Alon pays us for this capacity, without regard to the volumes of refined products it actually ships.

Holly Corporation accounted for 64.5% and Alon accounted for 35.5% of volumes transported on this pipeline for the year ended December 31, 2003. For the same period, Holly Corporation accounted for 61.0% of the revenues generated by this pipeline and Alon accounted for 39.0%. For the nine months ended September 30, 2004, Holly Corporation accounted for 70.5% of the volumes and 64.7% of the revenues for this pipeline, with Alon accounting for the balance.

Artesia, New Mexico to Moriarty, New Mexico. The Artesia to Moriarty refined product pipeline consists of a 59.5-mile, 12-inch pipeline from Holly Corporation’s Artesia facility to White Lakes Junction, New Mexico that was constructed in 1999, and approximately 155 miles of 8-inch pipeline that was constructed in 1973 and extends from White Lakes Junction to our Moriarty terminal, where it also connects to our Moriarty to Bloomfield pipeline. We own the 12-inch pipeline from Artesia to White Lakes Junction. We lease the White Lakes Junction to Moriarty segment of this pipeline, and our Moriarty to Bloomfield pipeline described below, from Mid-America Pipeline Company, LLC under a long-term lease agreement entered into in 1996, which expires in 2007 and has one ten-year extension at our option. The refined product shipped on this pipeline can be transported from our Moriarty terminal to other markets in the area, including Albuquerque, Santa Fe and West Texas via tanker truck. The 155-mile White Lakes Junction to Moriarty segment of this pipeline is operated by Mid-America Pipeline Company, LLC (or its designee). Holly Corporation is the only shipper on this pipeline. We currently pay a monthly fee (which is subject to adjustments based on changes in the producer price index) of approximately $455,000 to Mid-America Pipeline Company, LLC to lease the White Lakes Junction to Moriarty and Moriarty to Bloomfield pipelines.

Moriarty, New Mexico to Bloomfield, New Mexico. The Moriarty to Bloomfield refined product pipeline was constructed in 1973 and consists of 191 miles of 8-inch pipeline leased from Mid-America Pipeline Company, LLC. This pipeline serves our terminal in Bloomfield. The refined products shipped on this pipeline are transported from our Bloomfield terminal to other markets in the Four Corners area via tanker truck. This pipeline is operated by Mid-America Pipeline Company, LLC (or its designee). Holly Corporation is the only shipper on this pipeline.

Rio Grande Pipeline

We own a 70% interest in Rio Grande Pipeline Company, a joint venture that owns a 249-mile, 8-inch common carrier LPG pipeline regulated by the FERC. The other owner of Rio Grande is a subsidiary of BP Plc. The pipeline originates from a connection with a pipeline owned by Enterprise Products Partners, L.P. in West Texas at Lawson Junction, and terminates at the Mexican border near San Elizario, Texas, with a delivery point in San Elizario and an additional receipt point near Midland, Texas for ultimate use by PEMEX (the government-owned energy company of Mexico). Rio Grande Pipeline Company does not own any facilities or pipelines in Mexico. The pipeline has a current capacity of approximately 32,000 bpd. This pipeline was originally constructed in the mid 1950s, was first reconditioned in 1988, and subsequently reconditioned in 1996 and 2003. Approximately 75 miles of this pipeline has been replaced with new pipe, and an additional 50 miles has been recoated. The pipeline is currently operated by Magellan Pipeline Company LLC, a former partner in Rio Grande Pipeline Company.

The joint venture was formed in 1996, at which time we contributed nearly 220 miles of pipeline from near Odessa, Texas to outside El Paso, Texas in exchange for a 25% interest in the joint venture. The Rio Grande Pipeline began operations in 1997. In June 2003, we acquired an additional 45% interest in the joint venture from Juarez Pipeline Co., an affiliate of The Williams Companies, Inc. for approximately $28.7 million. The Rio Grande Pipeline Company recently completed a reconditioning project that facilitated an expansion of its capacity from 24,000 bpd to more than 32,000 bpd. Currently, only LPGs are transported on this pipeline, and BP is the only shipper. BP’s contract provides that it will ship a minimum average of 16,500 bpd for the duration of the agreement (through 2007). The tariff rates and shipping regulations are regulated by the FERC. For the years ended December 31, 2001, 2002 and 2003, BP paid $12.5 million, $14.2 million and $13.5 million, respectively, pursuant to its contract.

An officer of Holly Logistic Services, L.L.C. is one of two members of Rio Grande Pipeline Company’s management committee. Please read “Management’s discussion and analysis of financial condition and results of operations” for a discussion of our recent capital expenditures with respect to this pipeline.

EXISTING REFINED PRODUCT TERMINALS

Our existing refined product terminals receive products from pipelines and Holly Corporation’s Navajo and Woods Cross refineries and distribute them to Holly Corporation and third parties, who in turn deliver them to end-users and retail outlets. Our terminals are generally complementary to our pipeline assets and serve Holly Corporation’s marketing activities. Terminals play a key role in moving product to the end-user market by providing the following services:

➢	distribution;

➢	blending to achieve specified grades of gasoline;

➢	other ancillary services that include the injection of additives and filtering of jet fuel; and

➢	storage and inventory management.

Typically, our terminal facilities consist of multiple storage tanks and are equipped with automated truck loading racks that operate 24 hours a day. This automated system provides for control of security, allocations, and credit and carrier certification by remote input of data by our customers. In addition, nearly all of our terminals are equipped with truck loading racks capable of providing automated blending to individual customer specifications.

Our terminals derive most of their revenues from terminalling fees paid by customers. We charge a fee for transferring refined products from the terminal to trucks or to pipelines connected to the terminal. In addition to terminalling fees, we generate revenues by charging our customers fees for blending, injecting additives, and filtering jet fuel. Holly Corporation currently accounts for the substantial majority of our refined product terminal revenues.

The table below sets forth the total average throughput for our refined product terminals and truck racks in each of the periods presented:

						Nine months
	Year ended December 31,					ended
						September 30,
	1999	2000	2001	2002	2003	2004

Refined products terminalled for (bpd):
Holly Corporation	70,364	80,251	69,611	81,969	88,984	114,662
Third parties	5,939	11,548	13,409	12,374	21,008	26,333

Total (bpd)	76,303	91,799	83,020	94,343	109,992	140,995

Total (mbbls)	27,851	33,506	30,302	34,435	40,147	38,633

The following table outlines the locations of our terminals and their storage capacities, number of tanks, supply source, mode of delivery and average throughput (in bpd), as well as the supply source, mode of delivery and average throughput (in bpd) for our truck racks, for the periods presented:

						Average
					Average	throughput
					throughput	nine months
	Storage				year ended	ended
	capacity	Number	Supply	Mode of	December 31,	September 30,
Terminal location	(barrels)	of tanks	source	delivery	2003	2004

El Paso, TX	507,000	16	Pipeline/ rail	Truck/ Pipeline	48,400	57,200
Moriarty, NM	189,000	9	Pipeline	Truck	9,600	12,700
Bloomfield, NM	193,000	7	Pipeline	Truck	6,600	7,900
Albuquerque, NM	64,000	9	Pipeline	Truck	7,900	5,800
Tucson, AZ(1)	176,000	9	Pipeline	Truck	9,600	12,000
Mountain Home, ID(2)	120,000	3	Pipeline	Pipeline	1,500	1,500
Boise, ID(3)	111,000	9	Pipeline	Pipeline	(4)	500 (4)
Burley, ID(3)	70,000	7	Pipeline	Truck	2,700 (5)	3,000
Spokane, WA	333,000	32	Pipeline/ rail	Truck	13,000 (5)	13,600
Artesia facility truck rack	N/A	N/A	Refinery	Truck	4,800	5,100
Woods Cross facility truck rack	N/A	N/A	Refinery	Truck/ Pipeline	21,200 (5)	21,600

Total	1,763,000				125,300	140,900

(1)	The Tucson terminal consists of two parcels. On one parcel, we lease the underlying ground as a 50% co-tenant with a division of Kaneb Pipeline Co. pursuant to which we own 50% of the improvements on that parcel. On the other parcel, our joint venture with Kaneb leases the underlying ground and owns the improvements. This joint venture agreement gives us rights to 100% of the terminal capacity (for both parcels), which is operated by Kaneb for a fee.

(2)	Handles only jet fuel.

(3)	We have a 50% ownership interest in these terminals. The capacity and throughput information represents the proportionate share of capacity and throughput attributable to our ownership interest.

(4)	This terminal has seen limited use since its acquisition in June 2003.

(5)	Average throughput is calculated from June 1, 2003, the date of acquisition.

The following map shows our light refined product terminals and truck racks:

El Paso terminal. We receive light refined products at this terminal from Holly Corporation’s Artesia facility through our Artesia to El Paso and Artesia to Orla to El Paso pipelines and by rail that accounted for approximately 71% of the volumes at this terminal in 2003. We also receive product from Alon’s Big Spring Refinery that accounted for approximately 29% of the volumes at this terminal in 2003. Refined products received at this terminal are sold locally via the truck rack or transported to our Tucson terminal on Kinder Morgan Energy Partners L.P.’s East System pipeline, to our Albuquerque terminal on ChevronTexaco’s Albuquerque pipeline, and to northern Mexico on ChevronTexaco’s Juarez pipeline. Competition in this market for Holly Corporation’s products includes a refinery and terminal owned by Western Refining, a joint venture pipeline and terminal owned by ConocoPhillips and Valero L.P. and a terminal connected to the Longhorn Pipeline that is currently inactive.

Moriarty terminal. We receive light refined products at this terminal from Holly Corporation’s Artesia facility through our pipelines. Refined products received at this terminal are sold locally via the truck rack. Holly Corporation is our only customer at this terminal. There are no competing terminals in Moriarty.

Bloomfield terminal. We receive light refined products at this terminal from Holly Corporation’s Artesia facility through our pipelines. Refined products received at this terminal are sold locally via the truck rack. Holly Corporation is our only customer at this terminal. Competition in this market for Holly Corporation’s products includes a refinery and terminal owned by Giant Industries.

Albuquerque terminal. We receive light refined products from Holly Corporation that are transported on ChevronTexaco’s Albuquerque pipeline from our El Paso terminal and account for over 90% of the volumes at this terminal. We also receive product from ConocoPhillips and Valero that are transported to the Albuquerque terminal on Valero, L.P.’s West Emerald Pipeline from its McKee, Texas refinery. Competition in the Albuquerque market for Holly Corporation’s products includes terminals owned by ChevronTexaco, ConocoPhillips, Giant and Valero.

Tucson terminal. The Tucson terminal consists of two parcels. On one parcel, we lease the underlying ground as a 50% co-tenant with a division of Kaneb Pipeline Co. pursuant to which we own 50% of the improvements on that parcel. On the other parcel, our joint venture with Kaneb leases the underlying ground and owns the improvements. This joint venture agreement gives us rights to 100% of the terminal capacity (for both parcels), which is operated by Kaneb for a fee. We receive light refined products at this terminal from Kinder Morgan’s East System pipeline, which transports refined products from Holly Corporation’s Artesia facility that it receives at our El Paso terminal. Competition in this market for Holly Corporation’s products includes terminals owned by Kinder Morgan and CalJet.

Boise terminal. We and Sinclair each own a 50% interest in the Boise terminal. Sinclair is the operator of the terminal. The Boise terminal receives light refined product from Holly Corporation and Sinclair shipped through ChevronTexaco’s pipeline originating in Salt Lake City, Utah. The Woods Cross Refinery, as well as other refineries in the Salt Lake City area, and Pioneer’s terminal in Salt Lake City are connected to the ChevronTexaco pipeline. All loading of products out of the Boise terminal is conducted at ChevronTexaco’s loading rack, which is connected to the Boise terminal by pipeline. Holly Corporation and Sinclair are the only customers at this terminal.

Burley terminal. We and Sinclair each own a 50% interest in the Burley terminal. Sinclair is the operator of the terminal. The Burley terminal receives product from Holly Corporation and Sinclair shipped through ChevronTexaco’s pipeline originating in Salt Lake City, Utah. Holly Corporation and Sinclair are the only customers at this terminal.

Spokane terminal. This terminal is connected to the Woods Cross Refinery via a ChevronTexaco common carrier pipeline. The Spokane terminal is also supplied by ChevronTexaco and Yellowstone pipelines and by rail and truck. Shell, ChevronTexaco and Holly Corporation are the major customers at this terminal. Other terminals in the Spokane area include terminals owned by ExxonMobil and ConocoPhillips.

Mountain Home terminal. We receive jet fuel from third parties at this terminal that is transported on ChevronTexaco’s Salt Lake City to Boise, Idaho pipeline. We then transport the jet fuel from the Mountain Home terminal through our 13-mile, 4-inch pipeline to the United States Air Force Base outside of Mountain Home. Our pipeline associated with this terminal is the only pipeline that supplies jet fuel to the air base. We are paid a single fee from the Department of Fuel Supply Standard for injecting, storing, testing and transporting jet fuel at this terminal.

Artesia facility truck rack. The truck rack at Holly Corporation’s Artesia facility loads light refined products produced at the facility onto tanker trucks for delivery to markets in the surrounding area. Holly Corporation is the only user of this truck rack.

Woods Cross facility truck rack. The truck rack at Holly Corporation’s Woods Cross facility loads light refined products produced at the Woods Cross Refinery onto tanker trucks for delivery to markets in the surrounding area. Holly Corporation is the only user of this truck rack. Holly Corporation also makes transfers to a common carrier pipeline at this facility.

PIPELINE AND TERMINAL CONTROL OPERATIONS

All of our pipelines are operated via geosynchronous satellite, microwave, radio and frame relay communication systems from a central control room located in Artesia, New Mexico. We also monitor activity at our terminals from this control room.

The control center operates with modern, state-of-the-art System Control and Data Acquisition, or SCADA, systems. Our control center is equipped with computer systems designed to continuously monitor operational data, including refined product and crude oil throughput, flow rates and pressures. In addition, the control center monitors alarms and throughput balances. The control center operates remote pumps, motors, engines, and valves associated with the delivery of refined products and crude oil. The computer systems are designed to enhance leak-detection capabilities, sound automatic alarms if operational conditions outside of pre-established parameters occur and provide for remote-controlled shutdown of pump stations on the pipelines. Pump stations and meter-measurement points on the pipelines are linked by satellite or telephone communication systems for remote monitoring and control, which reduces our requirement for full-time on-site personnel at most of these locations.

SAFETY AND MAINTENANCE

We perform preventive and normal maintenance on all of our pipeline systems and make repairs and replacements when necessary or appropriate. We also conduct routine and required inspections of our pipelines and other assets as required by code or regulation. We inject corrosion inhibitors into our mainlines to help control internal corrosion. External coatings and impressed current cathodic protection systems are used to protect against external corrosion. We conduct all cathodic protection work in accordance with National Association of Corrosion Engineers standards. We continually monitor, test, and record the effectiveness of these corrosion inhibiting systems.

We monitor the structural integrity of selected segments of our pipeline systems through a program of periodic internal inspections using both “dent pigs” and electronic “smart pigs,” as well as hydrostatic testing that conforms to federal standards. We follow these inspections with a review of the data, and we make repairs as required to ensure the integrity of the pipeline. We have initiated a risk-based approach to prioritizing the pipeline segments for future smart pig runs or other approved integrity testing methods. This will ensure that the pipelines that have the greatest risk potential receive the highest priority in being scheduled for inspections or pressure tests for integrity.

We started our smart pigging program in 1988, prior to Department of Transportation (DOT) regulations requiring the program. Beginning in 2002, the DOT required smart pigging or other integrity testing of all DOT-regulated crude oil and refined product pipelines. This requirement is being phased in over a five-year period. Since 1998, we have inspected approximately 98% of the total miles of our pipelines. We anticipate spending approximately $250,000 per year to comply with these new inspection regulations.

Maintenance facilities containing equipment for pipe repairs, spare parts, and trained response personnel are located along the pipelines. Employees participate in simulated spill deployment exercises on a regular basis. They also participate in actual spill response boom deployment exercises in planned spill scenarios in accordance with Oil Pollution Act of 1990 requirements. We believe that all of our pipelines have been constructed and are maintained in all material respects in accordance with applicable federal, state, and local laws and the regulations and standards prescribed by the American Petroleum Institute, the DOT and accepted industry practice.

At our terminals, tanks designed for gasoline storage are equipped with internal or external floating roofs that are intended to minimize emissions and prevent potentially flammable vapor accumulation between fluid levels and the roof of the tank. Our terminal facilities have facility response plans, spill prevention, control and countermeasure plans and other plans and programs to respond to emergencies.

Many of our terminal loading racks are protected with water deluge systems activated by either heat sensors or an emergency switch. Several of our terminals are also protected by foam systems that are activated in case of fire. All of our terminals are subject to participation in a comprehensive environmental management program to assure compliance with applicable air, solid waste, and wastewater regulations.

HOLLY CORPORATION’S REFINING OPERATIONS

Although we do not own or operate any refining assets, our pipeline systems are located principally within Holly Corporation’s refining supply chain. Holly Corporation, through its subsidiaries, is principally a petroleum refiner and marketer. Holly Corporation’s petroleum refining and marketing operations include the manufacturing and marketing of a full range of petroleum products, including fuels, lubricants, asphalt, and petrochemicals. The petroleum refining and marketing operations are conducted principally in the West Texas/ New Mexico/ Arizona area, in Montana and in the Utah/ Idaho area. Holly Corporation currently employs approximately 780 people.

Holly Corporation owns and operates three refineries located in Artesia, New Mexico, Woods Cross, Utah, and Great Falls, Montana.

Refineries

Our existing pipelines transport light refined products from two of Holly Corporation’s three refineries.

The Navajo Refinery. The Navajo Refinery has been in continuous operation since Holly Corporation acquired it in 1969. The refinery has been upgraded to one of the most technologically advanced and efficient facilities in the New Mexico/ West Texas area. Throughput volumes have increased from 16,000 bpd in 1969 to 75,000 bpd today. The Artesia facility recently underwent an $85 million expansion project that expanded throughput capacity to 75,000 bpd and allows the facility to meet or exceed the federally mandated clean air requirements for gasoline. In addition, Holly Corporation has received permits that will allow it to increase capacity at its Artesia facility to 80,000 bpd without further regulatory approvals.

The Navajo Refinery has the ability to process a variety of sour (high sulfur) crude oils into high value light refined products, such as gasoline, diesel and jet fuel. For Holly Corporation’s last three fiscal years, sour crude oils have represented more than 80% of the crude oils processed by the Navajo Refinery. The recently completed expansion project allows the Navajo Refinery to now process 100% sour crude oil. The Navajo Refinery’s processing capabilities enable Holly Corporation to vary its crude oil supply mix to take advantage of changes in raw material prices and to respond to fluctuations in the availability of crude oil supplies. For the year ended December 31, 2003, light products represented approximately 90% of all refined products produced at Holly Corporation’s Navajo Refinery. Of the total refined products produced, gasoline represented 57.9%, diesel fuel represented 23.2% and jet fuel represented 8.6% of the Navajo Refinery’s sales volumes by barrel. For the year ended December 31, 2003 and the nine months ended September 30, 2004, approximately 98% of the light products produced in the Navajo Refinery were distributed through our pipelines or our terminals.

Holly Corporation’s Artesia facility is located on a 400-acre site and has fully integrated crude distillation, fluid catalytic cracking, vacuum distillation, alkylation, hydrodesulfurization, isomerization, sulfur recovery and reforming units, and approximately 1.6 million barrels of feedstock and product tank storage, as well as other supporting units and office buildings at the site. The operating units at the Artesia facility include newly constructed units, older units that have been relocated from other facilities and upgraded and re-erected in Artesia, and units that have been operating as part of the Artesia facility (with periodic major maintenance) for many years, in some very limited cases since before 1970. The Artesia facilities are operated in conjunction with integrated refining facilities located in Lovington, New Mexico, approximately 65 miles east of Artesia. The principal equipment at Lovington consists of a crude oil distillation unit and an associated vacuum distillation unit. The Lovington facility processes crude oil into intermediate products, which are transported to Artesia by pipeline, and which are then upgraded into finished products at the Artesia facility.

Holly Corporation distributes light refined products from the Navajo Refinery to its principal markets in Arizona and West Texas primarily through our two pipelines from Artesia to El Paso. In addition, Holly Corporation uses our Artesia to Moriarty pipeline and our leased Moriarty to Bloomfield pipeline to transport petroleum products to markets in northwest New Mexico and to Moriarty, New Mexico, near Albuquerque, and to Colorado.

Holly Corporation also owns and operates crude oil gathering, transportation and storage assets in West Texas and New Mexico that supply feedstock to the Artesia and Lovington refineries. Holly Corporation purchases crude oil for its Navajo Refinery from producers in nearby Southeastern New Mexico and West Texas. The purchased crude oil is gathered through Holly Corporation’s crude oil gathering systems and tank trucks in New Mexico and Texas and through third-party crude oil gathering systems.

The Woods Cross Refinery. On June 1, 2003, Holly Corporation acquired from ConocoPhillips a petroleum refinery in Woods Cross, Utah (near Salt Lake City), and certain other transportation assets, 25 retail service stations located in Utah and Wyoming, and a 10-year exclusive license to market fuels under the Phillips brand in the states of Utah, Wyoming, Idaho and Montana. Holly Corporation subsequently sold the retail service stations. The Woods Cross Refinery has a current crude oil processing capacity of 25,000 bpd.

The Woods Cross Refinery currently obtains its supply of crude oil primarily from suppliers in Canada, Wyoming, Utah and Colorado via common carrier pipelines, which run from the Canadian border through Wyoming to the refinery. The Woods Cross Refinery’s principal markets include Utah and Idaho where it distributes its products through a network of Phillips 66 branded marketers. The refinery produces primarily gasoline, diesel and jet fuel. We currently terminal refined products for the Woods Cross Refinery in our Spokane, Washington and Burley and Boise, Idaho terminals as well as our truck rack and pumpover pipeline facility at Woods Cross.

The Montana Refinery. The Montana Refinery, in Great Falls, Montana, can process 8,000 bpd of crude oil. The refinery is capable of handling a wide range of crude oils and primarily serves markets in Montana. We do not currently transport or terminal any of the refined products produced by the Montana Refinery.

The following table sets forth the input to crude oil processing units (in bpd) for each of Holly Corporation’s refineries during the periods presented.

				Nine months
	Year ended July 31,		Year ended	ended
			December 31,	September 30,
	2001	2002	2003(1)	2004

Input to crude oil processing units (bpd):
Navajo Refinery	57,830	53,640	56,080	70,160
Montana Refinery(2)	6,170	6,560	6,740	7,460
Woods Cross Refinery(3)	N/A	N/A	22,540	23,750

(1)	In 2003, Holly Corporation changed its fiscal year end to December 31, 2003.

(2)	We do not currently transport or terminal of any of the refined products produced at the Montana Refinery.

(3)	Based on Holly Corporation’s ownership from June 1, 2003 to December 31, 2003.

Marketing

Our pipelines and terminals serve our shippers’ marketing operations in the Southwest and Rocky Mountain regions of the United States as well as northern Mexico. We believe that our pipeline and terminalling assets are well-positioned for future growth because many of these assets are located in regions with above average population growth and are associated with Holly Corporation, a significant participant in those regions. We expect that the historical population growth in the Southwest and

Rocky Mountain regions of the United States will continue to result in increased demand for refined products and increased throughput for our refined product pipelines and terminals as Holly Corporation’s sales volumes of refined products in those markets continue to grow.

Refinery production. The Navajo Refinery converts over 90% of its raw materials throughput into high value light products. Set forth below is certain information regarding the principal products produced by the Navajo Refinery during the periods presented.

	Year ended July 31,						Nine Months
					Year ended		ended
					December 31,		September 30,
	2001		2002		2003(1)		2004

	bpd	%	bpd	%	bpd	%	bpd	%

Sales of produced refined products(2)
Gasolines	36,000	57.5%	34,820	58.2%	36,210	57.9%	45,230	58.4%
Diesel fuels	13,810	22.0	12,920	21.6	14,510	23.2	20,240	26.2
Jet fuels	7,060	11.3	6,570	11.0	5,360	8.6	4,510	5.8
Asphalt	3,480	5.6	3,450	5.7	4,380	7.0	5,130	6.6
LPG and other	2,270	3.6	2,070	3.5	2,110	3.3	2,300	3.0

Total	62,620	100.0%	59,830	100.0%	62,570	100.0%	77,410	100.0%

(1)	In 2003, Holly Corporation changed its fiscal year end to December 31, 2003.

(2)	Excludes refined products purchased for resale.

Light products are shipped by product pipelines or are made available at various points by exchanges with others. Light products are also made available to customers through truck loading facilities at the refinery and at our terminals.

Customers. Holly Corporation’s principal customers for gasoline include other refiners (such as BP West Coast Products LLC and ConocoPhillips), convenience store chains, independent marketers, an affiliate of PEMEX and retailers. Holly Corporation’s gasoline is marketed in the southwestern United States, including the metropolitan areas of El Paso, Phoenix, Albuquerque, Bloomfield, and Tucson, and in portions of northern Mexico. The composition of gasoline differs, because of local regulatory requirements, depending on the area in which gasoline is to be sold; under current standards, methyl tertiary-butyl ether, or MTBE, is a constituent of gasolines exported by Holly Corporation from El Paso to northern Mexico and some grades of gasoline marketed in Phoenix during certain times of the year. Diesel fuel is sold to other refiners, truck stop chains, wholesalers and railroads. Jet fuel is sold primarily for military use. Military jet fuel is sold to the Defense Energy Support Center, or DESC, a part of the U.S. Department of Defense, under a series of one-year contracts that can vary significantly from year to year. Holly Corporation sold approximately 5,800 bpd of jet fuel to the DESC in its 2003 fiscal year.

COMPETITION

Existing product pipelines

As a result of our physical integration with Holly Corporation’s Navajo Refinery and our contractual relationship with Holly Corporation under the omnibus agreement and the pipelines and terminals agreement, we believe that we will not face significant competition for barrels of refined products transported from the Navajo Refinery, particularly during the term of our pipelines and terminals agreement with Holly Corporation. Please read “—Our relationship with Holly Corporation— Pipelines and Terminals Agreement” and “Certain relationships and related party transactions— Omnibus Agreement.”

We and Holly Corporation do, however, face competition from other pipelines that may be able to supply Holly Corporation’s end-user markets with refined products on a more competitive basis. Please read “—The El Paso market” for a discussion of the Longhorn Pipeline in particular. If Holly Corporation’s wholesale customers reduced their purchases of refined products from Holly Corporation due to the increased availability of cheaper product from other suppliers or for other reasons, the volumes transported through our pipelines would be reduced, which, subject to the minimum revenue commitment, would cause a decrease in cash and revenues generated from our operations.

The petroleum refining business is highly competitive. Among Holly Corporation’s competitors are some of the world’s largest integrated petroleum companies, which have their own crude oil supplies and distribution and marketing systems. Holly Corporation competes with independent refiners as well. Competition in particular geographic areas is affected primarily by the amounts of refined products produced by refineries located in such areas and by the availability of refined products and the cost of transportation to such areas from refineries located outside those areas.

The El Paso market

Most of the light refined products produced at the Navajo Refinery currently are shipped to El Paso on our pipelines. Of the products shipped to El Paso, most are subsequently shipped (either by Holly Corporation or by its customers) via common carrier pipeline to Tucson and Phoenix, Arizona, Albuquerque, New Mexico and markets in northern Mexico; the remaining products shipped to El Paso are sold to wholesale customers primarily for ultimate retail sale in the El Paso area.

The El Paso market for refined products is currently supplied by a number of refiners located either in El Paso or that have pipeline access to El Paso. These include the ConocoPhillips and Valero Energy Corporation refineries in the Texas Panhandle and the Western Refining Company refinery in El Paso. Holly Corporation currently ships approximately 54,000 bpd of refined products into the El Paso market, 8,000 bpd of which are consumed in the local El Paso market. Since 1995, the volume of refined products transported by various suppliers via pipeline to El Paso has increased substantially, in part as a result of the expansion of our Orla to El Paso pipeline in 1996 from an 8-inch pipeline to a 12-inch pipeline and primarily as a result of the completion in November 1995 of the Valero L.P. 10-inch pipeline running 408 miles from the Valero Energy Corporation refinery near McKee, Texas to El Paso. The capacity of this pipeline (in which ConocoPhillips now has a one-third interest) is currently 60,000 bpd after an expansion completed in 1999. We believe that demand in the El Paso market and the Arizona markets served through El Paso will continue to grow.

Until 1998, the El Paso market and markets served from El Paso were generally not supplied by refined products produced by the large refineries on the Texas Gulf Coast. While wholesale prices of refined products on the Gulf Coast have historically been lower than prices in El Paso, distances from the Gulf Coast to El Paso (more than 700 miles if the most direct route were used) have made transportation by truck unfeasible and have discouraged the substantial investment required for development of refined products pipelines from the Gulf Coast to El Paso.

In 1998, a Texaco, Inc. subsidiary converted an existing 16-inch crude oil pipeline running from the Gulf Coast to Midland, Texas along a northern route (through Corsicana, Texas) to refined products service. This pipeline, now owned by Shell Pipeline Company, LP, is linked to a 6-inch pipeline, also owned by Shell, that is currently being used to transport to El Paso approximately 16,000 to 18,000 bpd of refined products that are produced on the Texas Gulf Coast (this volume replaces a similar volume that had been produced in the Shell Oil Company refinery in Odessa, Texas, which was shut down in 1998). The Shell pipeline from the Gulf Coast to Midland has the potential to be linked to existing or new pipelines running from the Midland, Texas area to El Paso with the result that substantial additional volumes of refined products could be transported from the Gulf Coast to El Paso.

The Longhorn Pipeline. An additional potential source of pipeline transportation from Gulf Coast refineries to El Paso is the Longhorn Pipeline. This pipeline extends approximately 700 miles from the Houston area of the Gulf Coast to El Paso, utilizing a direct route. The owner of the Longhorn Pipeline, Longhorn Partners Pipeline, L.P., is a Delaware limited partnership that includes affiliates of ExxonMobil Pipeline Company, BP Pipeline (North America), Inc., Williams, the Beacon Group Energy Investment Fund, L.P. and Chisholm Holdings as limited partners. Longhorn Partners has proposed to use the pipeline initially to transport approximately 72,000 bpd of refined products from the Gulf Coast to El Paso and markets served from El Paso, with an ultimate maximum capacity of 225,000 bpd. Longhorn Partners announced in early September 2004 that products had been loaded into the pipeline. To date, shippers on the Longhorn Pipeline have not been a significant competitive factor in the El Paso market.

If the Longhorn Pipeline operates as proposed, it could result in significant downward pressure on wholesale refined product prices and refined product margins in El Paso and related markets. Any effects on Holly Corporation’s markets in Tucson and Phoenix, Arizona and Albuquerque, New Mexico would be expected to be limited in the short term because current common carrier pipelines from El Paso to these markets are now running at capacity and proration policies of these pipelines allocate only limited capacity to new shippers. To date, ChevronTexaco, the owner of the common carrier pipeline between El Paso and Albuquerque, has not announced any plans to expand the capacity of this pipeline, although Kinder Morgan has announced plans to expand their common carrier pipeline between El Paso and Tucson by 53,000 bpd and from Tucson to Phoenix by 44,000 bpd. The last public announcement regarding this expansion expected such added capacity to be in place during 2006. Holly Energy Partners’ and Holly Corporation’s results of operations could be adversely impacted if the Longhorn Pipeline operates as currently proposed.

Arizona and Albuquerque markets

Holly Corporation currently ships approximately 33,000 bpd into and accounts for approximately 14% of the refined products consumed in the Arizona market, which is comprised primarily of Phoenix and Tucson. Holly Corporation currently ships approximately 11,000 bpd into and accounts for approximately 15% of the refined products consumed in the Albuquerque market. The common carrier pipelines used by Holly Corporation to serve the Arizona and Albuquerque markets are currently operated at or near capacity and are subject to proration. As a result, the volumes of refined products that Holly Corporation and other shippers have been able to deliver to these markets have been limited. The flow of additional products into El Paso for shipment to Arizona, either as a result of operation of the Longhorn Pipeline or otherwise, could further exacerbate such constraints on deliveries to Arizona. No assurances can be given that Holly Corporation will not experience future constraints on its ability to deliver its products through the common carrier pipeline to Arizona. Any future constraints on Holly Corporation’s ability to transport its refined products to Arizona could, if sustained, adversely affect Holly Corporation’s results of operations and financial condition and its ability to meet its minimum revenue commitment under the pipelines and terminals agreement. Kinder Morgan Energy Partners, the owner of the common carrier pipelines running from El Paso to Tucson and Phoenix, has recently proposed to expand the capacity of these pipelines by approximately 53,000 bpd from El Paso to Tucson and 44,000 bpd from Tucson to Phoenix. Under the announced schedule, the expansion would be completed in 2006. For Holly Corporation, the proposed expansion would permit the shipment of additional refined products to markets in Arizona, but pipeline tariffs would likely be higher and the expansion would also permit additional shipments by competing suppliers. The ultimate effects of the proposed pipeline expansion on Holly Corporation and Holly Energy Partners cannot presently be estimated.

The common carrier pipeline used by Holly Corporation to serve the Albuquerque market from El Paso currently operates at or near capacity with resulting limitations on the amount of refined products that Holly Corporation and other shippers can deliver. We lease a pipeline between Artesia and the Albuquerque vicinity and Bloomfield, New Mexico from Mid-America Pipeline Company, LLC. We own and operate a 12-inch pipeline from the Navajo Refinery to the leased pipeline, as well as terminalling facilities in Bloomfield, New Mexico, which is located in the northwest corner of New Mexico, and in Moriarty, which is 40 miles east of Albuquerque. Transportation of petroleum products to markets in northwest New Mexico and diesel fuels to Moriarty began at the end of 1999. In December 2001, we completed our expansion of the Moriarty terminal and our pumping capacity on the pipeline we lease from Enterprise. The terminal expansion included the addition of gasoline and jet fuel to the existing diesel fuel delivery capabilities, thus permitting Holly Corporation to provide a full slate of light products to the growing markets in the Albuquerque and Santa Fe, New Mexico areas. The enhanced pumping capabilities on our leased pipeline extending from the Artesia facility through Moriarty to Bloomfield permit Holly Corporation to deliver a total of over 45,000 bpd of light products to these locations. If needed, additional pump stations could further increase the pipeline’s capabilities.

An additional factor that could affect some of Holly Corporation’s markets is excess pipeline capacity from the West Coast into Holly Corporation’s Arizona markets. If refined products become available on the West Coast in excess of demand in that market, additional products could be shipped into Holly Corporation’s Arizona markets with resulting possible downward pressure on refined products prices in these markets. The availability of refined products on the West Coast for shipment to Phoenix may be reduced by the effects on West Coast gasoline supplies of the scheduled ban in California on the use of MTBE as a constituent of gasoline after 2004.

Utah and Idaho markets

The majority of the light refined products produced at the Woods Cross Refinery currently is delivered to customers in the Salt Lake area via our truck rack. Remaining volumes are shipped via pipelines owned by ChevronTexaco to numerous terminals, including our terminals at Boise and Burley, Idaho and Spokane, Washington. The Woods Cross Refinery is one of five refineries located in Utah. We estimate that the four refineries that compete with the Woods Cross Refinery have a combined capacity to process approximately 135,000 bpd of crude oil. These five refineries collectively supply an estimated 70% of the gasoline and distillate products consumed in the states of Utah and Idaho, with the remainder imported from refineries in Wyoming and Montana via the Pioneer Pipeline owned jointly by Sinclair and ConocoPhillips.

Other developments and factors affecting competition

In addition to the projects described above, other projects have been explored from time to time by refiners and other entities, which projects, if consummated, could result in a further increase in the supply of products to some or all of Holly Corporation’s markets.

In addition, we face competition from trucks that deliver product in a number of areas we serve. While their costs may not be competitive for longer hauls or large volume shipments, trucks compete effectively for incremental and marginal volumes in many areas we serve. The availability of truck transportation places some competitive constraint on us.

In recent years, there have been several refining and marketing consolidations or acquisitions between entities competing in Holly Corporation’s geographic market. In the future, these transactions could increase competitive pressures on Holly Corporation and reduce its ability to meet its obligations to us for volumes under our pipelines and terminals agreement.

Terminal facilities

Historically, the vast majority of the throughput at our terminal facilities, other than third-party receipts at the Spokane terminal and Alon volumes at El Paso, has come from Holly Corporation. Under the terms of our pipelines and terminals agreement, we continue to receive a significant portion of the throughput at these facilities from Holly Corporation.

Our nine refined product terminals compete with other independent terminal operators as well as integrated oil companies on the basis of terminal location, price, versatility and services provided. Our competition primarily comes from integrated petroleum companies, refining and marketing companies, independent terminal companies and distribution companies with marketing and trading arms. As a result of the integration of our pipelines and the El Paso, Moriarty, Bloomfield, Albuquerque and Tucson terminals with Holly Corporation’s Navajo Refinery, we face little competition except in the El Paso market. As a result of the integration of our Boise and Burley terminals with Holly Corporation’s Woods Cross refinery, we face little competition. As discussed above, however, increased competition in the El Paso market could reduce Holly Corporation’s ability to meet its obligations under the pipelines and terminals agreement, which would cause a decrease in cash and revenues generated from our operations.

OPTION TO PURCHASE INTERMEDIATE PRODUCT PIPELINES

In connection with out initial public offering, Holly Corporation granted us an exclusive three-year option to purchase its intermediate product pipelines at fair market value at the time of purchase. The pipelines transport feedstocks and crude oil from Holly Corporation’s Lovington crude oil processing unit to its downstream processing unit in the Artesia facility. The Lovington to Artesia 8-inch pipeline and the Lovington to Artesia 10-inch pipeline both originate at Holly Corporation’s Lovington facility and terminate at its Artesia facility. Each pipeline is 65 miles long. Holly Corporation did not contribute these pipelines to our partnership because, unlike our other pipelines which transport refined products from Holly Corporation’s refineries to its customers, the Lovington to Artesia pipelines transport feedstocks and crude oil only between two Holly Corporation refining facilities.

In the event we exercise our option, we would anticipate entering into a throughput agreement containing a minimum revenue commitment with Holly Corporation with respect to those pipelines generally consistent with the terms contained in Holly Corporation’s pipelines and terminals agreement. The option is contained in the omnibus agreement with Holly Corporation. Under this agreement, if we decide to exercise our option, we have the right to provide written notice to Holly Corporation setting forth the fair market value we propose to pay for the intermediate product pipelines. If Holly Corporation does not agree with our proposed fair market value, we and Holly Corporation may appoint a mutually agreed-upon investment banking firm to determine the fair market value. Once the investment bank submits its valuation, we will have the right, but not the obligation, to purchase the asset at the price determined by the investment bank.

RATE REGULATION

General interstate regulation

Some of our existing pipelines are subject to rate regulation by the FERC under the Interstate Commerce Act. The Interstate Commerce Act requires that tariff rates for oil pipelines, a category that includes crude oil and petroleum product pipelines (crude oil and petroleum product pipelines are referred to collectively as “petroleum pipelines” in this offering memorandum), be just and reasonable and non-discriminatory. The Interstate Commerce Act permits challenges to proposed new or changed rates by protest, and challenges to rates that are already on file and in effect by complaint. Upon the appropriate showing, a successful complainant may obtain damages or reparations for generally up to two years prior to the filing of a complaint.

The FERC is authorized to suspend the effectiveness of a new or changed tariff rate for a period of up to seven months and to investigate the rate. The FERC may also permit a new or changed tariff rate to go into effect on at least one day’s notice, subject to refund and investigation. If, upon the completion of an investigation, the FERC finds that the rate is unlawful, then it may require the pipeline operator to refund to shippers, with interest, any difference between the rates the FERC determines to be lawful and the rates under investigation. The FERC will order the pipeline to change its rates prospectively to the lawful level. Interstate petroleum pipeline rates may be defended on the basis of the pipeline’s cost of service, although, as discussed below, rates may also be justified based upon the FERC’s indexing methodology, or deemed “grandfathered,” under the Energy Policy Act. Settlement rates, which are rates that have been agreed to by all shippers, are permitted, and market-based rates may be permitted in certain circumstances.

From 1906 until October 1, 1977, the Interstate Commerce Commission, rather than the FERC, was charged with exercising regulatory authority over petroleum pipeline rates. During the latter years of this period, the Interstate Commerce Commission determined pipeline rates on a “valuation” methodology under which pipeline rate base was calculated on “fair value” rather than on depreciated original cost. The valuation rate base approach was applied by the Interstate Commerce Commission until 1977, when its oversight authority for petroleum pipeline rates was transferred to the FERC. The FERC was then required by a federal court to reevaluate its petroleum pipeline ratemaking methods.

In 1985, the FERC issued an opinion in a case involving Williams Pipe Line Co. (Opinion No. 154-B), which adopted the trended original cost methodology for determining the justness and reasonableness of petroleum pipeline tariff rates. The trended original cost methodology provides that in calculating a petroleum pipeline’s rate base, after a starting rate base has been determined, the pipeline’s rate base is to be:

➢	increased by property additions at cost plus an amount equal to the equity portion of the rate base multiplied or “trended” by an inflation factor; and

➢	decreased by property retirements and depreciation and amortization of the rate base write-ups reflecting inflation and amortization of the starting rate base write-up.

The starting rate base must be determined for pipelines that previously were regulated under the Interstate Commerce Commission valuation methodology in order to provide a transition from the valuation methodology to the trended original cost methodology. For these pipelines, a portion of the starting rate base will continue to reflect reproduction costs in excess of the depreciated original cost of the pipeline’s assets. The Williams opinion provides that the starting rate base is to be the sum of the following components:

➢	the depreciated original cost of the carrier’s property, multiplied by the ratio of debt to total capitalization;

➢	the net depreciated reproduction cost based on the FERC reproduction cost rate base (as of 1983) derived under the Interstate Commerce Commission valuation methodology, multiplied by the ratio of equity to total capitalization; and

➢	the original cost of land, the net book value of rights-of-way and allowed working capital.

The difference between the starting rate base and the depreciated original cost rate base is referred to as the starting rate base write-up. This write-up is amortized over the useful life of the facilities. The

Williams opinion expressly provides that the use of a starting rate base in excess of the original cost of the assets is subject to challenge by showing that the investors in the carrier had not relied on the Interstate Commerce Commission valuation rate base methodology. Some of our rates involve rate base components built or acquired prior to 1983, and, if these rates were challenged, defending these rates on a cost-of-service basis might require technical rate base calculations.

Index-based rates and other subsequent developments

In October 1992, Congress passed the Energy Policy Act of 1992. The Energy Policy Act deemed interstate petroleum pipeline rates in effect for the 365-day period ending on the date of enactment of the Energy Policy Act, or that were in effect on the 365th day preceding enactment and had not been subject to complaint, protest, or investigation during the 365-day period, to be just and reasonable under the Interstate Commerce Act. These rates are commonly referred to as “grandfathered rates.” There is a tariff on file for transportation from Artesia, New Mexico to El Paso, Texas, which is grandfathered and therefore is deemed just and reasonable under the Energy Policy Act. The Energy Policy Act provides that the FERC may change grandfathered rates upon complaints only under the following limited circumstances:

➢	a substantial change has occurred since enactment in either the economic circumstances or the nature of the services that were a basis for the rate;

➢	the complainant was contractually barred from challenging the rate prior to enactment of the Energy Policy Act and filed the complaint within 30 days of the expiration of the contractual bar; or

➢	a provision of the tariff is unduly discriminatory or preferential.

The Energy Policy Act further required the FERC to issue rules establishing a simplified and generally applicable ratemaking methodology for interstate petroleum pipelines and to streamline procedures in petroleum pipeline proceedings. On October 22, 1993, the FERC responded to the Energy Policy Act directive by issuing Order No. 561, which adopted a new indexing rate methodology for interstate petroleum pipelines. Under the resulting regulations, effective January 1, 1995 through June 30, 2002, petroleum pipelines were able to change their rates within prescribed ceiling levels that were tied to changes in the Producer Price Index for Finished Goods (“PPI”), minus one percent. Pipelines still calculate their ceiling rates based on the indexing rate methodology, but that methodology has changed, as discussed below. Rate increases made under the index are subject to protest, but the scope of the protest proceeding will be limited to an inquiry into whether the portion of the rate increase resulting from application of the index is substantially in excess of the pipeline’s increase in costs. The indexing methodology is applicable to any existing rate, whether grandfathered or whether established after enactment of the Energy Policy Act.

In Order No. 561, the FERC said that as a general rule pipelines must utilize the indexing methodology to change their rates. Indexing includes the requirement that, in any year in which the index is negative, pipelines must file to lower their rates if they would otherwise be above the reduced ceiling. However, the pipeline is not required to reduce grandfathered rates below the level deemed just and reasonable under the Energy Policy Act. The FERC further indicated in Order No. 561, however, that it is retaining cost-of-service ratemaking, market-based rates, and settlement rates as alternatives to the indexing approach. A pipeline can follow a cost-of-service approach when seeking to increase its rates above index levels (or when seeking to avoid lowering rates to index levels) provided that the pipeline can establish that there is a substantial divergence between the actual costs experienced by the pipeline and the rate resulting from application of the index. A pipeline can charge market-based rates if it establishes that it lacks significant market power in the affected markets. In addition, a pipeline can establish rates by settlement if agreed upon by all current shippers. As specified in Order No. 561 and subsequent decisions, a pipeline can seek to establish initial rates for new services through a cost-of-service showing, or through an agreement between the pipeline and at least one shipper not affiliated with the pipeline who intends to use the new service.

The Court of Appeals for the District of Columbia Circuit (the “D.C. Circuit”) affirmed Order No. 561, concluding that the general indexing methodology, along with the limited exceptions to indexed rates, reasonably balances the FERC’s dual responsibilities of ensuring just and reasonable rates and streamlining ratemaking through generally applicable procedures. The FERC indicated in Order No. 561 that it would assess in 2000 how the rate-indexing method was operating. The FERC issued a Notice of Inquiry on July 27, 2000 seeking comments on whether to retain or to change the existing index. On December 14, 2000, the FERC issued an order concluding the initial review of the petroleum pipeline pricing index. In this order, the FERC found that the existing index closely approximated the actual cost changes in the petroleum pipeline industry and that use of the rate index continued to satisfy the mandates of the Energy Policy Act. In 2002, the D.C. Circuit remanded the FERC’s order, holding that the FERC had failed to provide a reasoned and lawful justification for continuation of the index. On February 24, 2003, the FERC issued an order on remand increasing the index to equal the PPI. The next review of the FERC index is scheduled for July 2005.

Another development affecting petroleum pipeline ratemaking arose in Opinion No. 397, involving a partnership operating a crude oil pipeline. In Opinion No. 397, the FERC concluded that there should not be a corporate income tax allowance built into a petroleum pipeline’s rates for income attributable to non-corporate partners because those partners, unlike corporate partners, do not pay a corporate income tax on partnership distributions. Opinion No. 397 was affirmed by the FERC on rehearing in May 1996. The parties subsequently settled the case, so no judicial review of the tax ruling took place.

But the policy on income tax allowance announced in Opinion No. 397 (the “Lakehead” policy) was subsequently reviewed at the judicial level in another petroleum pipeline proceeding. On July 20, 2004, the D.C. Circuit issued its opinion in BP West Coast Products, LLC v. FERC, which vacated the FERC’s application of its Lakehead policy. Because the court’s ruling on the FERC’s Lakehead policy in BP West Coast appears to focus on the facts and record presented to it in that case, it is not clear what impact, if any, the opinion will have on our FERC-regulated rates. In fact, on December 2, 2004, the FERC issued a notice in Docket No. PL05-5 seeking comments from interested persons regarding whether the ruling in BP West Coast applied solely to the specific facts of that proceeding or whether it was to apply generally to FERC-regulated entities and, if the latter, what effect the ruling would have on incentives for future energy infrastructure investment. Comments were due to be filed in Docket No. PL05-5 on January 21, 2005. It is not clear what action the FERC will take in response to BP West Coast and the comments it receives in PL05-5. Further, it is not clear to what extent any such action will be challenged and, if so, whether it will withstand further FERC or judicial review. Nevertheless, if the FERC ultimately determines that BP West Coast applies generically to FERC-regulated entities, a shipper might rely on this decision to challenge our FERC-regulated rates. If the FERC were to disallow our income tax allowance, it might be somewhat more difficult to justify our FERC-regulated rates on a cost of service basis.

In addition to ruling on the FERC’s Lakehead policy, BP West Coast also addressed a series of FERC orders that further refined FERC’s 154-B ratemaking methodology and clarified the circumstances for challenging a rate grandfathered under the Energy Policy Act. BP West Coast upheld certain of the FERC’s findings and remanded others to the FERC for further clarification. The ultimate outcome of this proceeding—and a companion proceeding involving similar grandfathering and ratemaking issues concerning the same petroleum pipeline that is currently pending both before the FERC and the D.C. Circuit—will determine FERC policy with regard to cost-of-service ratemaking and adjudication of grandfathered rates.

Negotiated rates

Under Order No. 561, a pipeline is permitted to establish initial rates through an agreement between the pipeline and at least one shipper not affiliated with the pipeline who intends to use the new service. Such rates, however, are not entitled to a presumption of lawfulness, and are subject to challenge by a shipper through protest or complaint under the Interstate Commerce Act.

Market-based rates

In a proceeding involving Buckeye Pipeline Company, L.P., the FERC found that a petroleum pipeline able to demonstrate a lack of market power may be allowed a lighter standard of regulation than that imposed by the trended original cost methodology. In such a case, the pipeline company has the opportunity to establish that it faces sufficient competition to justify relief from the strict application of cost-based principles. In Buckeye, the FERC determined, based on the existing level of market concentration in the pipeline’s market areas, that Buckeye exercised significant market power in only five of its 21 market areas and therefore was entitled to charge market-based rates in the other 16 market areas. The opportunity to charge market-based rates means that the pipeline may charge what the market will bear. Order No. 572, a companion order to Order No. 561, was issued by the FERC on October 25, 1994 and established procedural rules governing petroleum pipelines’ applications for a finding that the pipeline lacks significant market power in the relevant market.

Settlement rates

In Order No. 561, the FERC specifically held that it would also permit changes in rates that are the product of unanimous agreement between the pipeline and all the shippers using the service to which the rate applies. The rationale behind allowing this type of rate change is to further the FERC’s policy of favoring settlements among parties and to lessen the regulatory burdens on all concerned. The FERC, however, will also entertain a challenge to settlement rates, in response to a protest or a complaint that alleges the same circumstances required to challenge an indexed rate. An example of this type of challenge is when there is a discrepancy between the rate and the pipeline’s cost of service that is so substantial as to render the settlement (or indexed) rate unjust and unreasonable.

Intrastate regulation

While the FERC regulates the rates for interstate shipments on our refined product pipelines, the New Mexico Public Regulation Commission regulates the rates for intrastate shipments in New Mexico, the Texas Railroad Commission regulates the rates for intrastate shipments in Texas, and the Idaho Public Utilities Commission regulates the rates for intrastate shipments in Idaho. The applicable Texas statutes require that pipeline rates provide no more than a fair return on the aggregate value of the pipeline property used to render services. The applicable Idaho statutes require that pipeline rates be just and reasonable. The applicable New Mexico state statutes require that pipeline rates be reasonable. Both the applicable Texas and Idaho statutes further require that pipeline rates be non-discriminatory. State commissions have generally not been aggressive in regulating common carrier pipelines and have generally not investigated the rates or practices of petroleum pipelines in the absence of shipper complaints. Complaints to state agencies have been infrequent and are usually resolved informally. Although we cannot assure you that our intrastate rates would ultimately be upheld if challenged, we believe that, given this history, the tariffs now in effect are not likely to be challenged or, if challenged, are not likely to be ordered to be reduced.

Our existing pipelines

The FERC generally has not investigated interstate rates on its own initiative when those rates, like ours, have not been the subject of a protest or a complaint by a shipper. However, the FERC could investigate any new interstate rates we might file if those rates were protested by a third-party and the third-party were able to show that it had a substantial economic interest in our tariff rate level. The FERC could also investigate any of our existing interstate rates if a complaint were filed against the rate.

As discussed above, intrastate pipelines generally are subject to “light-handed” regulation by state commissions, and we do not believe the intrastate tariffs now in effect are likely to be challenged. A state regulatory commission could, however, investigate our rates if such a challenge were filed.

If the rate from Artesia, New Mexico to El Paso, Texas were challenged, we would defend it as grandfathered under the Energy Policy Act. Under that Act, a person challenging a grandfathered rate must, as a threshold matter, establish a substantial change since the date of enactment of the Act, in either the economic circumstances or the nature of the service that formed the basis for the rate. A complainant might assert that the creation of the partnership itself constitutes such a change, an argument that has not previously been specifically addressed by the FERC and to which we believe there are valid defenses. If the FERC were to find a substantial change in circumstances, then the existing rates could be subject to detailed review. If a negotiated rate or a settlement rate of one of our interstate pipelines were challenged by a protest or complaint, we would have to justify that rate on a cost-of-service basis.

If the FERC were to inquire into our costs, pursuant to an investigation of our rates, it could investigate the following:

➢	the overall cost of service, including operating costs and overhead;

➢	the allocation of overhead and other administrative and general expenses to the rate;

➢	the appropriate capital structure to be utilized in calculating rates;

➢	the appropriate rate of return on equity;

➢	the rate base, including the proper starting rate base;

➢	the throughput underlying the rate; and

➢	the proper allowance for federal and state income taxes.

We do not believe that it is likely that there will be a challenge to our rates by a current shipper that would materially affect our revenues or cash flows. Holly Corporation and its subsidiaries are the only current shippers on many of our existing pipelines. Holly Corporation has agreed not to challenge, or to cause others to challenge or assist others in challenging, our tariff rates for the term of its pipelines and terminals agreement.

As noted above, a tariff for service from Artesia, New Mexico to El Paso, Texas is on file with the FERC and is grandfathered under the Energy Policy Act. Although the 6-inch pipeline from Artesia, New Mexico to El Paso, Texas has previously been regarded as a proprietary pipeline, we intend to use it to provide service under our FERC tariff. Since Holly Corporation is the only shipper on the Artesia, New Mexico to El Paso, Texas tariff and has agreed to the rate in that tariff, we do not expect there to be any challenges to that rate. We have filed tariffs for the Artesia, New Mexico to Moriarty, New Mexico and Moriarty, New Mexico to Bloomfield, New Mexico pipelines with the New Mexico Public Regulatory Commission. Since Holly Corporation is the only shipper on those lines, we do not expect there to be any challenges to those rates, which have been agreed to by Holly Corporation. The Rio Grande Pipeline has a tariff on file at the FERC based on a negotiated rate.

The pending Alon transaction involves, among other things, our acquisition of the River pipeline, a petroleum pipeline from Wichita Falls, Texas to Duncan, Oklahoma. Upon successful closing of the Alon transaction, we will file a FERC tariff for transportation on this pipeline that will contain settlement rates.

We may be required to accept new shippers who wish to transport on our pipelines. It is possible that a new shipper, current shipper, or other interested party, may decide to challenge our tariff rates. If any rate challenge or challenges were successful, our liquidity and future cash flow could be adversely affected.

ENVIRONMENTAL REGULATION

General

Our operation of pipelines, terminals, and associated facilities in connection with the storage and transportation of refined products is subject to stringent and complex federal, state, and local laws and regulations governing the discharge of materials into the environment, or otherwise relating to the protection of the environment. As with the industry generally, compliance with existing and anticipated laws and regulations increases our overall cost of business, including our capital costs to construct, maintain, and upgrade equipment and facilities. While these laws and regulations affect our maintenance capital expenditures and net income, we believe that they do not affect our competitive position in that the operations of our competitors are similarly affected. We believe that our operations are in substantial compliance with applicable environmental laws and regulations. However, these laws and regulations, and the interpretation or enforcement thereof, are subject to frequent change by regulatory authorities, and we are unable to predict the ongoing cost to us of complying with these laws and regulations or the future impact of these laws and regulations on our operations. Violation of environmental laws, regulations, and permits can result in the imposition of significant administrative, civil and criminal penalties, injunctions, and construction bans or delays. A discharge of hydrocarbons or hazardous substances into the environment could, to the extent the event is not adequately insured, subject us to substantial expense, including both the cost to comply with applicable laws and regulations and claims made by employees, neighboring landowners and other third parties for personal injury and property damage.

We inspect our pipelines regularly using equipment rented from third-party suppliers. Third parties also assist us in interpreting the results of the inspections.

Holly Corporation has agreed to indemnify us in an aggregate amount not to exceed $15 million for ten years after the closing of our initial public offering on July 13, 2004 for environmental noncompliance and remediation liabilities associated with the assets transferred to us and occurring or existing before that date. In addition, Alon has agreed to indemnify us for environmental costs and liabilities arising from certain pre-closing conditions for ten years after the closing of the pending Alon transaction. Alon’s indemnification obligation is subject to a $100,000 deductible and a $20 million maximum liability cap that also applies to indemnification for certain breaches by Alon under the contribution agreement.

Air emissions

Our operations are subject to the Clean Air Act and comparable state and local statutes. Amendments to the Clean Air Act enacted in late 1990 as well as recent or soon to be adopted changes to state implementation plans for controlling air emissions in regional, non-attainment areas require or will require most industrial operations in the United States to incur capital expenditures in order to meet air emission control standards developed by the Environmental Protection Agency and state environmental agencies. As a result of these amendments, our facilities that emit volatile organic compounds or nitrogen oxides are subject to increasingly stringent regulations, including requirements that some sources install maximum or reasonably available control technology. In addition, the 1990 Clean Air Act Amendments established a new operating permit program for major sources. Although we can give no assurances, we believe that the expenditures needed for us to comply with the 1990 Clean Air Act Amendments will not have a material adverse effect on our financial condition or results of operations.

These requirements may have a material impact on the operations of the Holly Corporation refineries and Alon’s Big Spring Refinery from which we will receive a majority of our revenues. The Environmental Protection Agency (EPA) recently embarked on a Petroleum Refining Initiative alleging industry-wide noncompliance with certain rules. The initiative has resulted in enforcement actions that often impose substantial expenditures for penalties and additional pollution control equipment on refineries. In addition, various pending air emission requirements that either affect refineries directly or the quality of refined products have increased refineries’ operating costs or decreased the volume of production output. For example, Holly Corporation will be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining permits and approvals addressing air emission related issues. Alon is expected to incur additional capital costs related to the Big Spring Refinery as well.

The EPA is reportedly considering limiting the levels of benzene and other toxic substances in gasoline as well as, due to certain perceived contamination risks, banning MTBE in gasoline, which may require the use of other chemical additives to serve as oxygenates instead of MTBE. Legal mandates to use alternative fuels may also have a direct and potentially adverse impact on our revenues. For example, under the Energy Policy Act of 1992, 75% of new vehicles purchased by certain federal and state government fleets must use alternative fuels and New York has adopted standards requiring that 10% of fleets delivered be zero-emissions vehicles; and under the Clean Air Act, 50% to 70% (depending on vehicle weight) of new vehicles in air non-attainment areas purchased by certain federal, state, municipal, and private fleets must use some type of alternative fuels beginning in 2001. The increased use of alternative fuels can decrease the need for refined products, which could affect our operations. Also, some states and local governments, including, for example, Texas, have adopted “boutique” fuel standards to comply with clean air requirements. “Boutique” fuels pose distribution problems because refiners must produce different blends for different communities.

In addition, in May 2004, the EPA finalized regulations to limit the sulfur content of diesel fuel used in powered engines in off-road activities such as mining, agriculture and construction.

Hazardous substances and waste

Many of the environmental laws and regulations that affect our operations relate to the release of hazardous substances or solid wastes into soils, groundwater, and surface water, and include measures to control pollution of the environment. These laws generally regulate the generation, storage, treatment, transportation, and disposal of solid and hazardous waste. They may also require corrective action, including the investigation and remediation, of areas at a facility where such waste may have been released or disposed. For instance, the Comprehensive Environmental Response, Compensation, and Liability Act, referred to as CERCLA and also known as Superfund, and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. In the course of our ordinary operations, we may generate waste that falls within CERCLA’s definition of a “hazardous substance” and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment. For more information, please read “—Environmental remediation.”

We currently own or lease, and our predecessor has in the past owned or leased, properties where hydrocarbons are being or have been handled for many years. Hydrocarbons or other waste may have been disposed of or released on or under the properties owned or leased by us or on or under other locations where these wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. Under CERCLA or other environmental laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater), or to perform remedial operations to prevent future contamination.

Water

Our operations can result in the discharge of pollutants. The Oil Pollution Act was enacted in 1990 and amends provisions of the Water Pollution Control Act of 1972 and other statutes as they pertain to prevention and response to oil spills. The Oil Pollution Act subjects owners of covered facilities to strict, joint, and potentially unlimited liability for removal costs and other consequences of an oil spill, where the spill is into navigable waters, along shorelines or in the exclusive economic zone of the United States. In the event of an oil spill into navigable waters, substantial liabilities could be imposed upon us. States in which we operate have also enacted similar laws. Regulations are currently being developed under the Oil Pollution Act and state laws that may also impose additional regulatory burdens on our operations. Spill prevention, control and countermeasure requirements of federal laws and some state laws require diking and similar structures to help prevent contamination of navigable waters in the event of an oil overflow, rupture, or leak. We believe that we are in substantial compliance with these laws. Additionally, the Office of Pipeline Safety of the DOT has approved our oil spill emergency response plans.

The Water Pollution Control Act of 1972 imposes restrictions and strict controls regarding the discharge of pollutants into navigable waters. Permits must be obtained to discharge pollutants into state and federal waters. The Water Pollution Control Act of 1972 imposes substantial potential liability for the costs of removal, remediation, and damages. In addition, some states maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. We believe that compliance with existing permits and compliance with foreseeable new permit requirements will not have a material adverse effect on our financial condition or results of operations.

Employee safety

We are subject to the requirements of the Occupational Safety and Health Act, referred to as OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state, and local government authorities and citizens. We believe that our operations are in substantial compliance with the OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

Endangered Species Act

The Endangered Species Act restricts activities that may affect endangered species or their habitats. While some of our facilities are in areas that may be designated as habitat for endangered species, we believe that we are in substantial compliance with the Endangered Species Act. However, the discovery of previously unidentified endangered species or endangered species habitat could cause us to incur additional costs or become subject to operating restrictions or bans in the affected area.

Hazardous materials transportation requirements

The DOT regulations affecting pipeline safety require pipeline operators to implement measures designed to reduce the environmental impact of refined product discharge from onshore refined product pipelines. These regulations require operators to maintain comprehensive spill response plans, including extensive spill response training for pipeline personnel. In addition, the DOT regulations contain detailed specifications for pipeline operation and maintenance. We believe our operations are in substantial compliance with these regulations. The DOT has recently adopted a pipeline integrity management rule. We have analyzed the impact of this rule and have estimated that compliance with this rule will cost us approximately $250,000 a year.

ENVIRONMENTAL REMEDIATION

Contamination resulting from spills of refined products and crude oil is not unusual within the petroleum pipeline industry. Historic spills along our existing pipelines and terminals as a result of past operations have resulted in contamination of the environment, including soils and groundwater. Site conditions are being evaluated at a few of our properties where operations may have resulted in releases of hydrocarbons and other wastes.

An environmental remediation project is currently in progress at our El Paso terminal, which is projected to cost approximately $1.2 million over the next five years. Other parties are undertaking remediation projects at our Boise, Burley and Albuquerque terminals, and we are obligated to pay a portion of these costs at the Albuquerque terminal, but not at the Boise or Burley terminals. The estimated cost for our share of the environmental remediation at the Albuquerque terminal is $250,000, to be incurred over the next five years. Holly Corporation has agreed, subject to a $15 million limit, to indemnify us for environmental liabilities related to the assets transferred to us by it to the extent such liabilities exist or arise from operation of these assets prior to the closing of our initial public offering on July 13, 2004 and are asserted within 10 years after that date. This indemnity will cover the costs associated with performance of the assessment, monitoring, and remediation programs, including the remediation projects at El Paso and Albuquerque.

In addition, environmental remediation projects are currently in progress at certain terminals that we intend to acquire in the pending Alon transaction, including the Wichita Falls terminal. Alon has agreed, subject to a $20 million maximum liability cap and a $100,000 deductible, to indemnify us for environmental costs and liabilities related to these assets to the extent such liabilities exist or arise from operation of these assets prior to the closing of the pending Alon transaction and are asserted within 10 years after that date.

We may experience future releases of refined products into the environment from our pipelines and terminals, or discover historical releases that were previously unidentified or not assessed. While we maintain an extensive inspection and audit program designed, as applicable, to prevent and to detect and address these releases promptly, damages and liabilities incurred due to any future environmental releases from our assets nevertheless have the potential to substantially affect our business.

TITLE TO PROPERTIES AND PERMITS

Substantially all of our pipelines are constructed on rights-of-way granted by the apparent record owners of the property and in some instances these rights-of-way are revocable at the election of the grantor. Several rights-of-way for our pipelines and other real property assets are shared with other pipelines and other assets owned by third parties. In many instances, lands over which rights-of-way have been obtained are subject to prior liens that have not been subordinated to the right-of-way grants. We have obtained permits from public authorities to cross over or under, or to lay facilities in or along, watercourses, county roads, municipal streets, and state highways and, in some instances, these permits are revocable at the election of the grantor. In some cases, property for pipeline purposes was purchased in fee. We have also obtained permits from railroad companies to cross over or under lands or rights-of-way, many of which are also revocable at the grantor’s election. In some states and under some circumstances, we have the right of eminent domain to acquire rights-of-way and lands necessary for our common carrier pipelines.

We believe that we have satisfactory title to all of our assets, or we are entitled to indemnification from Holly Corporation under the omnibus agreement for title defects to the assets contributed to us and for failures to obtain certain consents and permits necessary to conduct our business that arise within ten years after the closing of our initial public offering. Record title to some of our assets may continue to be held by affiliates of Holly Corporation until we have made the appropriate filings in the jurisdictions in which such assets are located and obtained any consents and approvals that were not obtained prior to the closing of our initial public offering. We are in the process of making these filings and obtaining these consents. Although title to these properties is subject to encumbrances in some cases, such as customary interests generally retained in connection with acquisition of real property, liens that can be imposed in some jurisdictions for government-initiated action to clean up environmental contamination, liens for current taxes and other burdens, and easements, restrictions, and other encumbrances to which the underlying properties were subject at the time of acquisition by our predecessor or us, we believe that none of these burdens should materially detract from the value of these properties or from our interest in these properties or should materially interfere with their use in the operation of our business.

EMPLOYEES

To carry out our operations, Holly Logistic Services, L.L.C. employs approximately 73 people who provide direct support to our operations. None of these employees are covered by collective bargaining agreements. Holly Logistic Services, L.L.C. considers its employee relations to be good. Neither we nor our general partner have employees.

LEGAL PROCEEDINGS

We are a party to various legal actions that arise in the ordinary course of our business. Holly Corporation has indemnified us for any losses we may suffer as a result of legal actions against our predecessors pending as of our initial public offering.